Exhibit 99.1 Press Release

News Release	400 Collins Road NE Cedar Rapids, Iowa 52498

Rockwell Collins elects new board member

CEDAR RAPIDS, Iowa (Nov. 5, 2007) - Rockwell Collins’ Board of Directors has elected Ralph E. “Ed” Eberhart to become its tenth member. He will fill a position that is subject to re-election at the company’s annual shareowners meeting in February 2008.

Eberhart is currently the president of the Armed Forces Benefit Association (AFBA) and serves as chairman and director of 5Star Bank, 5Star Life Insurance Company, AFBA 5Star Investment Management Company and AFBA 5Star Fund, Inc. Prior to joining the AFBA, he served in the U.S. Air Force in various assignments over 36 years, with his last assignment being commander of the U.S. Northern Command and commander, North American Aerospace Defense Command.

“Ed Eberhart brings a wealth of military and homeland security knowledge and experience to our board of directors,” said Rockwell Collins Chairman, President and CEO Clay Jones. “His leadership ability, along with his military defense and security background, will prove invaluable to our board.”

Eberhart is a graduate of the U.S. Air Force Academy. He is also a command pilot with more than 5,000 flight hours. He served as commander of the U.S. Northern Command after the Sept. 11, 2001, terrorist attacks on the U.S.

Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.